Exhibit 99

Puerto Rico Contact: Juan C. Cruz, Oriental Financial Group (787) 771-6820

U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company
(212) 532-3232
ORIENTAL FINANCIAL GROUP REPORTS RESULTS FOR THE
FOURTH QUARTER AND FISCAL YEAR ENDED DECEMBER 31, 2006
SAN JUAN, Puerto Rico, February 15, 2007 – Oriental Financial Group Inc. (NYSE: OFG) today announced results for the fourth quarter and fiscal year ended December 31, 2006.
For the quarter, the Group reported a loss to common shareholders of $19.2 million, or ($0.78) per share, compared to income available to common shareholders of $7.3 million, or $0.29 per share, in the corresponding year-ago quarter. For the year, the Group reported a loss to common shareholders of $9.8 million, or ($0.40) per share, compared to income available to common shareholders of $39.1 million, or $1.56, in 2005.
During the fourth quarter of 2006, the Group repositioned its available-for-sale (AFS) investment portfolio and reduced higher priced borrowings in order to improve net interest income going forward, while continuing to focus on its financial services and lending activities to its middle market constituency.
As previously reported, fourth quarter 2006 results included a loss on the sale of securities of approximately $16 million, or ($0.67) per share, related to the repositioning of the AFS investment securities portfolio – a strategy that is expected to benefit net interest income by approximately $16 million in 2007.
In addition, the fourth quarter included: (i) a loss of $3.8 million, or ($0.16) per share, related to $42 million of corporate securities previously held in the AFS portfolio which were deemed to be impaired ($17 million of such securities were sold in December 2006 and the remaining $25 million were sold in early January 2007); and (ii) a loss of $0.9 million, or ($0.04) per share, to write off unamortized costs as a result of exercising the call provision of approximately $36 million of outstanding Oriental Financial (PR) Statutory Trust I subordinated capital notes, which is expected to generate interest expense savings of approximately $3.0 million in 2007.

Commentary and Outlook
José Rafael Fernández, President and CEO, said: “While we realigned our AFS investment portfolio during the quarter, our performance benefited from the continuing success of Oriental’s niche-market franchise, which is focused on providing mid and high-net worth customers with all their banking and financial service needs.”
“Despite the challenging economic environment in Puerto Rico, total banking and financial service revenues for the December 2006 quarter amounted to $8.2 million, and represented a 26.8% increase over the December 2005 quarter and 6.1% over the September 2006 quarter. Net loans increased to $1.21 billion, a 34.3% year over year increase and 3.0% increase sequentially.”
Mr. Fernández also said that in February 2007, Oriental completed a review of its funding sources in light of asset/liability management considerations and changing market conditions, and decided to strategically reposition its repurchase agreements portfolio. Specifically, Oriental restructured approximately $1 billion of short-term borrowings, with a weighted average rate paid of approximately 5.35%, into 10-year, non-put 2-year structured repurchase agreements, priced at 95 basis points under 90-day LIBOR (for a current rate of 4.40%).
Separately, Mr. Fernández said the Group purchased in February 2007 approximately $900 million in agency securities for the AFS portfolio which were funded with a net spread of approximately 150 basis points, locked in for two years on $750 million and one year on $150 million. These securities are intended to replenish scheduled repayments and maturities of securities that occurred in 2006 and are expected to occur in 2007.
“Based on the strategic actions we have been making, plus favorable trends in non-interest income and expenses, we believe that we are well positioned for 2007,” Mr. Fernández concluded.
Analysis of Fourth Quarter 2006 Results of Operations
Interest income for the 2006 fourth quarter increased 5.3% to $57.2 million when compared to the fourth quarter of 2005. This reflected a 36.6% increase from loans, due to both higher balances and interest rates, and a 7.4% decline from investments, primarily due to lower balances. On a sequential quarter basis, interest income declined 6.1%, reflecting a 2.9% increase from loans and a 10.8% decline from investments.
Interest expense increased 32.5% from the year ago quarter, to $49.3 million. This reflected higher costs of funds, due to Federal Open Market Committee (FOMC) rate increases over the past year, partially offset by reduced volume of deposits and borrowings. On a sequential quarter basis, interest expense declined 5.0%, reflecting reduced repurchase agreement borrowings.

As a result, net interest income declined 53.9% from the year ago quarter, to $7.9 million, for a net interest margin of 0.72%, compared to 1.58% in the year ago quarter. On a sequential quarter basis, net interest income declined 12.2%.
Growth in banking and financial service revenues from the year ago fourth quarter reflected a 34.5% increase, to $4.7 million in financial service revenues, a 2.0% increase, to $2.3 million in banking service revenues, and an 86.1% increase, to $1.2 million in mortgage banking activities. On a sequential quarter basis, financial service revenues were up 18.6%, banking service revenues were up 13.3% and mortgage banking activities were up 5.0%. Total non-interest income for the 2006 fourth quarter included a $3.9 million net gain on derivatives instruments, compared to $1.1 million in the 2005 fourth quarter, due to a positive variance in the mark to market of such positions.
During the 2006 fourth quarter, banking service revenues benefited from a Puerto Rico law temporarily lowering taxes on early withdrawals of individual retirement accounts (IRAs), which prompted some customers to redeem IRA certificates of deposit (CDs) before maturity. In late December, Oriental opened its 25th financial center located in the Belz Factory Outlet Mall in Canovanas, a growing suburb east of San Juan near a new highway that connects San Juan to the east coast of Puerto Rico.
Non-interest expenses in the fourth quarter of 2006 included approximately $1.8 million primarily for a supplemental pension payment and charitable contributions made in recognition of the Group’s former Chairman, President, and CEO enhancing the value of Oriental over the course of his 19 years of leadership. Excluding this amount, non-interest expenses for the 2006 fourth quarter would have been $16.7 million and for the year ended December 31, 2006 would have been $61.5 million. The 2005 expenses of $57.9 million reflected a $6.3 million reduction in non-cash compensation related to the variable accounting for certain employee stock options.
December 31, 2006 Balance Sheet Analysis
Total investments at December 31, 2006 amounted to $3.0 billion, a reduction of 13.8% from a year ago and 7.5% from September 30, 2006, primarily due to scheduled repayments and maturities in the held-to-maturity (HTM) investment portfolio.
Loan growth from December 31, 2005 to December 31, 2006 reflected increases of 46.1%, or $295.4 million in mortgages; 5.7%, or $13.0 million, in commercial loans; and 2.2%, or $0.8 million, in consumer loans. On a sequential quarterly basis, loan growth reflected a 3.2% increase in mortgages and a 2.9% increase in commercial loans, partially offset by a $2.9 million decline in consumer loans.

Loan production and purchases increased 29.5%, or $23.5 million, to $103.0 million compared to the year ago fourth quarter. Mortgage production increased 22.2%, to $75.0 million. Due to Oriental’s growing wholesale mortgage funding business, purchases from local originators totaled $10.1 million versus $0.3 million in the year ago quarter. Production of commercial loans increased 58.1%, to $15.6 million, while production of consumer loans was $2.3 million versus $8.1 million in the December 2005 quarter. On a sequential quarter basis, loan production and purchases expanded 12.3%, due to growth in mortgage and commercial loan production and in mortgage purchases from local originators.
Deposits declined 5.1%, or $65.6 million, to $1.23 billion, from a year ago. CD balances declined $234.9 million, reflecting a $104.5 million decrease in brokered CDs, the previously mentioned IRA withdrawals, and Oriental’s current strategy with regard to new CD offerings (due to the high level of rates being offered for retail CDs in Puerto Rico, the Group continues to monitor closely the local CD market to decide when to pursue such deposits). Part of the decline in CD balances was offset by a $183.5 million increase in savings accounts, reflecting the continued success of the new Oriental Money account. On a sequential quarter basis, deposits declined 4.7% due to a $109.3 million decline in CDs, partially offset by a $53.1 million increase in savings accounts. At December 31, 2006, brokered CDs totaled $179.1 million, or 14.5% of total deposits, compared to $283.6 million, or 21.8% of total deposits, a year ago.
Borrowings declined 1.8%, or $50.3 million, to $2.78 billion, from a year ago. This primarily reflected an approximately $36 million reduction in subordinated capital notes, due to the aforementioned redemption of Oriental Financial (PR) Statutory Trust I securities. On a sequential quarter basis, borrowings decreased 6.9%, or $206.9 million, reflecting a decline of 5.8%, or $156.3 million, in repurchase agreements and the redemption of the subordinated capital notes.
Credit Quality
In line with the 34.3% growth in loans during 2006, Oriental increased the provision for loan losses by 28.6%, to $4.4 million from last year’s provision of $3.4 million. The provision is based on an analysis by the Group of the credit quality and composition of its loan portfolio to maintain the allowance at an adequate level.
At December 31, 2006, non-performing loans were $38.3 million (3.14% of total loans), compared to $34.2 million (2.89%) at September 30, 2006 and $28.4 million (3.12%) at December 31, 2005. The current level reflects an increase of $8.6 million in non-performing residential mortgages in the second half of 2006, due to residential mortgage loan growth and the effects of the current economy in Puerto Rico. This increase is not expected to translate into higher losses as these loans are generally well collateralized with adequate loan to value ratios.

Net credit losses remained relatively low at $1.1 million (0.36% of average loans outstanding) for the December 2006 quarter, versus $0.7 million (0.26%) for the September 2006 quarter and $1.2 million (0.50%) for the December 2005 quarter. Net credit losses for the year decreased 30.9%, or $1.3 million, from $4.3 million in 2005 (0.49% of average loans outstanding), to $3.0 million in 2006 (0.28% of average loans outstanding).
Capital
Stockholders’ equity at December 31, 2006 was $338.0 million, or $11.04 per share, compared to $341.8 million, or $11.13 per share, a year ago, and $351.7 million, or $11.58 per share, at September 30, 2006. The Group’s capital ratios remain significantly above regulatory capital requirements; at December 31, 2006, the Leverage Capital Ratio was 8.47%, Tier 1 Risk-Based Capital Ratio was 21.72%, and Total Risk-Based Capital Ratio was 22.18%.
During the fourth quarter of 2006, Oriental repurchased 123,100 shares of common stock at an average price of $11.85 per share and a total cost of $1.5 million, leaving approximately $8.0 million available under the Group’s current stock repurchase program. For the full year 2006, Oriental repurchased 232,600 shares of common stock at an average price of $12.11 per share and a total cost of $2.8 million.
About Oriental Financial Group
Oriental Financial Group Inc. is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 42nd year in business, Oriental provides a full range of mortgage, commercial and consumer banking services through 25 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services. Investor information about Oriental can be found at www.orientalfg.com.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	QUARTER ENDED				YEAR ENDED
	31-Dec-06	31-Dec-05%		30-Sep-06	31-Dec-06	31-Dec-05%
Summary of Operations (in thousands, except per share data):

Interest Income:
Loans	$21,431	$15,684	36.6%	$20,819	$76,815	$59,258	29.6%
Investment securities	35,734	38,589	-7.4%	40,046	154,102	142,276	8.3%

Total interest income	57,165	54,273	5.3%	60,865	230,917	201,534	14.6%

Interest Expense:
Deposits	13,126	10,693	22.8%	11,931	46,701	36,601	27.6%
Securities sold under agreements to repurchase	32,189	22,776	41.3%	36,035	125,714	76,877	63.5%
Other borrowed funds	3,993	3,752	6.4%	3,946	15,770	13,978	12.8%

Total interest expense	49,308	37,221	32.5%	51,912	188,185	127,456	47.6%

Net interest income	7,857	17,052	-53.9%	8,953	42,732	74,078	-42.3%
Provision for loan losses	(1,470)	(951)	54.6%	(870)	(4,388)	(3,412)	28.6%

Net interest income after provision for loan losses	6,387	16,101	-60.3%	8,083	38,344	70,666	-45.7%

Non-Interest Income:
Financial service revenues	4,726	3,513	34.5%	3,986	16,029	14,029	14.3%
Banking service revenues	2,294	2,250	2.0%	2,025	9,006	8,315	8.3%
Investment banking revenue	—	69	-100.0%	592	3,154	235	1242.1%
Mortgage banking activities	1,178	633	86.1%	1,122	3,368	3,943	-14.6%

Total banking and financial service revenues	8,198	6,465	26.8%	7,725	31,557	26,522	19.0%
Net gain (loss) on sale of securities and other than temporary impairments	(19,835)	311	-6477.8%	2,455	(17,339)	3,125	-654.8%
Net gain (loss) on derivatives	3,931	1,127	248.8%	(1,571)	3,218	(2,061)	-256.1%
Loss on early extinguishment of subordinated capital notes	(915)	0	100.0%	0	(915)	—	100.0%
Other	224	653	-65.7%	1,276	1,440	1,334	7.9%

Total non-interest income	(8,397)	8,556	-198.1%	9,885	17,961	28,920	-37.9%

Non-Interest Expenses:
Compensation and employees’ benefits	6,222	6,454	-3.6%	6,241	24,264	20,411	18.9%
Occupancy and equipment	3,024	2,823	7.1%	2,867	11,573	11,330	2.1%
Advertising and business promotion	1,502	1,670	-10.1%	950	4,466	5,277	-15.4%
Directors and investors relations	1,729	197	777.7%	210	2,323	916	153.6%
Professional and service fees	1,792	2,078	-13.8%	1,804	6,821	7,385	-7.6%
Communication	337	424	-20.5%	419	1,598	1,623	-1.5%
Loan servicing expenses	527	465	13.3%	525	2,017	1,742	15.8%
Taxes, other than payroll and income taxes	792	598	32.4%	440	2,405	2,129	13.0%
Electronic banking charges	463	464	-0.2%	489	1,914	1,914	0.0%
Printing, postage, stationery and supplies	192	269	-28.6%	259	995	945	5.3%
Insurance	209	189	10.6%	220	861	749	15.0%
Other	1,745	792	120.3%	721	4,110	3,435	19.7%

Total non-interest expenses	18,534	16,423	12.9%	15,145	63,347	57,856 (1)	9.5%

Income (loss) before income taxes	(20,544)	8,234	-349.5%	2,823	(7,042)	41,730	-116.9%
Income tax expense (benefit)	(2,586)	(265)	875.8%	446	(2,029)	(2,168)	-6.4%

Net income (loss)	(17,958)	8,499	-311.3%	2,377	(5,013)	43,898	-111.4%
Less: Dividends on preferred stock	(1,200)	(1,200)	0.0%	(1,200)	(4,802)	(4,802)	0.0%

Income (loss) available to common shareholders	$(19,158)	$7,299	-362.5%	$1,177	$(9,815)	$39,096	-125.1%

	QUARTER ENDED				YEAR ENDED
	31-Dec-06	31-Dec-05%		30-Sep-06	31-Dec-06	31-Dec-05%
EARNINGS PER SHARE
Earning (loss) per common share (basic)	($0.78)	$0.30	-364.3%	$0.05	($0.40)	$1.58	-125.3%

Earning (loss) per common share (diluted)	($0.78)	$0.29	-365.8%	$0.05	($0.40)	$1.56	-125.5%

Dividends declared per common share	$0.14	$0.14	0.0%	$0.14	$0.56	$0.56	0.0%

Average shares outstanding	24,455	24,628	-0.7%	24,564	24,562	24,750	-0.8%
Average potential common shares-options	82	223	-63.2%	97	110	333	-67.0%

Total average shares outstanding and equivalents	24,537	24,851	-1.3%	24,661	24,672	25,083	-1.6%

Common shares outstanding at end of period				$24,510	$24,453	$24,605	-0.6%

Book value per common share				$11.58	$11.04	$11.13	-0.8%

SELECTED FINANCIAL DATA

PERFORMANCE RATIOS:
Return on assets	-1.62%	0.76%	-313.2%	0.20%	-0.11%	1.02%	-110.8%

Return on common equity	-27.46%	10.60%	-359.1%	1.69%	-3.55%	15.00%	-123.7%

Efficiency ratio	122.44%	69.83%	75.3%	90.81%	86.34%	57.51%	50.1%

Leverage capital ratio				8.96%	8.47%	10.13%	-16.4%

Tier 1 risk-based capital				28.18%	21.72%	34.70%	-37.4%

Total risk-based capital				28.68%	22.18%	35.22%	-37.0%

TAX EQUIVALENT SPREAD
Interest-earning assets	5.25%	5.01%	4.8%	5.24%	5.15%	4.83%	6.6%
Tax equivalent adjustment	1.24%	0.99%	25.3%	1.15%	1.27%	1.08%	17.6%

Interest-earning assets — tax equivalent	6.49%	6.00%	8.2%	6.39%	6.42%	5.91%	8.6%
Interest-bearing liabilities	4.85%	3.75%	29.3%	4.73%	4.48%	3.30%	35.8%

Tax equivalent interest rate spread	1.64%	2.25%	-27.1%	1.66%	1.94%	2.61%	-25.7%

Tax equivalent interest rate margin	1.96%	2.57%	-23.7%	1.92%	2.22%	2.86%	-22.4%

NORMAL SPREAD
Investments	4.54%	4.52%	0.4%	4.53%	4.50%	4.32%	4.2%
Loans	7.10%	6.82%	4.1%	7.49%	7.28%	6.70%	8.7%

Interest-earning assets	5.25%	5.01%	4.8%	5.24%	5.15%	4.83%	6.6%

Deposits	4.18%	3.29%	27.1%	3.92%	3.78%	3.04%	24.3%
Borrowings	5.15%	3.97%	29.7%	5.04%	4.77%	3.42%	39.5%

Interest-bearing liabilities	4.85%	3.75%	29.3%	4.73%	4.48%	3.30%	35.8%

Interest rate spread	0.40%	1.26%	-68.3%	0.51%	0.67%	1.53%	-56.2%

Interest rate margin	0.72%	1.58%	-54.4%	0.77%	0.95%	1.78%	-46.6%

(1)	Compensation and employee benefits was decreased by $6,288 for the year ended December 31, 2005, reflecting the non-cash compensation benefit related to certain stock option awards with anti-dilutive provisions. Excluding this non-cash adjustment, total non-interest expenses for the year ended December 31, 2005 would have been $64,144 million.

	As of	As of
BALANCE SHEET DATA	30-Sep-06	31-Dec-06	31-Dec-05%
Cash and cash equivalents
Cash and due from banks	$14,734	$15,341	$13,789	11.3%
Money market investments	19,318	18,729	3,480	438.2%

Total cash and cash equivalents	34,052	34,070	17,269	97.3%

Interest-earning assets:
Investments:
Short term investments	5,000	5,000	60,000	-91.7%
Trading securities	347	243	146	66.4%
Investment securities available-for-sale, at fair value	1,035,332	1,006,361	1,046,884	-3.9%
Investment securities held-to-maturity, at amortized cost	2,182,612	1,967,477	2,346,255	-16.1%
Federal Home Loan Bank (FHLB) stock, at cost	12,847	13,607	20,002	-32.0%

Total investments	3,236,138	2,992,688	3,473,287	-13.8%

Loans:
Mortgage loans	906,801	935,555	640,197	46.1%
Commercial loans, mainly secured by real estate	234,429	241,202	228,163	5.7%
Consumer loans	39,178	36,272	35,483	2.2%

Loans receivable, gross	1,180,408	1,213,029	903,843	34.2%
Less: Deferred loan fees, net	(2,894)	(2,816)	(2,851)	-1.2%

Loans receivable	1,177,514	1,210,213	900,992	34.3%
Allowance for loan losses	(7,645)	(8,016)	(6,630)	20.9%

Loans receivable, net	1,169,869	1,202,197	894,362	34.4%
Mortgage loans held for sale	8,582	10,603	8,946	18.5%

Total loans, net	1,178,451	1,212,800	903,308	34.3%

Total interest-earning assets	4,414,589	4,205,488	4,376,595	-3.9%

Securities sold but not yet delivered	87,487	6,430	44,009	-85.4%
Accrued interest receivable	28,661	27,940	29,067	-3.9%
Premises and equipment, net	19,797	20,153	14,828	35.9%
Deferred tax asset, net	12,698	13,478	12,222	10.3%
Foreclosed real estate	3,825	4,864	4,802	1.3%
Other assets	61,221	62,404	48,157	29.6%

Total assets	$4,662,330	$4,374,827	$4,546,949	-3.8%

Interest-bearing liabilities:
Deposits:
Demand deposits	136,717	132,434	146,623	-9.7%
Savings accounts	213,042	266,184	82,641	222.1%
Certificates of deposit	943,683	834,370	1,069,304	-22.0%

Total deposits	1,293,442	1,232,988	1,298,568	-5.1%

Borrowings:
Federal funds purchased and other short term borrowings	45,070	13,568	4,455	204.6%
Securities sold under agreements to repurchase	2,692,173	2,535,923	2,427,880	4.5%
Advances from FHLB	165,000	181,900	313,300	-41.9%
Subordinated capital notes	72,166	36,083	72,166	-50.0%
Term notes	15,000	15,000	15,000	0.0%

Total borrowings	2,989,409	2,782,474	2,832,801	-1.8%

Total interest-bearing liabilities	4,282,851	4,015,462	4,131,369	-2.8%

Securities and loans purchased but not yet received	702	—	43,354	-100.0%
Accrued expenses and other liabilities	27,064	21,321	30,435	-29.9%

Total liabilities	4,310,617	4,036,783	4,205,158	-4.0%

	As of	As of
	30-Sep-06	31-Dec-06	31-Dec-05%
Preferred Equity	68,000	68,000	68,000	0.0%

Common Equity:
Common stock	25,379	25,431	25,350	0.3%
Additional paid-in capital	208,670	209,033	208,454	0.3%
Legal surplus	37,523	36,209	35,863	1.0%
Retained earnings	49,702	28,426	52,340	-45.7%
Treasury stock, at cost	(11,521)	(12,956)	(10,332)	25.4%
Accumulated other comprehensive loss	(26,040)	(16,099)	(37,884)	-57.5%

Total common equity	283,713	270,044	273,791	-1.4%

Stockholders’ equity	351,713	338,044	341,791	-1.1%

Total liabilities and stockholders’ equity	$4,662,330	$4,374,827	$4,546,949	-3.8%

Number of financial centers	24	25	24

SELECTED FINANCIAL DATA AT PERIOD-END
Trust Assets Managed	$1,942,694	$1,848,596	$1,875,300	-1.4%
Broker-Dealer Assets Gathered	1,160,725	1,143,668	1,132,286	1.0%

Total Assets Managed	3,103,419	2,992,264	3,007,586	-0.5%
Assets owned	4,662,330	4,374,827	4,546,949	-3.8%

Total financial assets managed and owned	$7,765,749	$7,367,091	$7,554,535	-2.5%

	QUARTER ENDED				YEAR ENDED
CREDIT DATA	31-Dec-06	31-Dec-05%		30-Sep-06	31-Dec-06	31-Dec-05%
Net credit losses:
Mortgage	$502	$559	-10.2%	$(24)	$855	$2,291	-62.7%
Commercial	40	70	-42.9%	(16)	161	646	-75.1%
Consumer	557	529	5.3%	766	1,985	1,409	40.9%

Total net credit losses	$1,099	$1,158	-5.1%	$726	$3,001	$4,346	-30.9%

Net credit losses to average loans outstanding	0.36%	0.50%	-28.0%	0.26%	0.28%	0.49%	-42.9%

Allowance for loan losses				$7,645	$8,016	$6,630	20.9%

Allowance coverage ratios:
Allowance for loan losses to total loans				0.64%	0.66%	0.73%	-9.6%

Allowance for loan losses to non-performing loans				22.33%	20.93%	23.32%	-10.2%

Allowance for loan losses to non-residential non-performing loans				245.81%	205.86%	135.36%	52.1%

Non-performing assets summary:
Mortgage				$31,120	$34,404	$23,535	46.2%
Commercial, mainly real estate				2,608	3,167	4,600	-31.2%
Consumer				502	727	298	144.0%

Non-performing loans				34,230	38,298	28,433	34.7%
Foreclosed properties				3,852	4,864	4,802	1.3%

Non-performing assets				$38,082	$43,162	$33,235	29.9%

Non-performing loans to total loans				2.89%	3.14%	3.12%	0.6%

Non-performing loans to total assets				0.73%	0.88%	0.63%	39.7%

Non-performing assets to total assets				0.82%	0.99%	0.73%	35.6%

Loan Production and Purchases Summary:
Mortgage loans production	$75,041	$61,389	22.2%	$68,229	$277,311	$275,190	0.8%
Mortgage loans purchased	10,099	257	3829.6%	5,636	201,177	38,415	423.7%

Total mortgage	85,140	61,646	38.1%	73,865	478,488	313,605	52.6%
Commercial	15,558	9,843	58.1%	14,543	58,095	123,536	-53.0%
Consumer	2,302	8,060	-71.4%	3,316	16,634	25,251	-34.1%

Total loan production and purchases	$103,000	$79,549	29.5%	$91,724	$553,217	$462,392	19.6%